Exhibit 99.1

FTC Solar Announces Third Quarter 2022 Financial Results

Third Quarter Highlights and Recent Developments

•
Total project pipeline1 reaches new record high of 90GW
•
Added $203 million to our backlog since August 9
•
Launched new solution for U.S. thin-film modules
•
Launched differentiated new 1P tracker solution, Pioneer, along with initial 500MW agreement
•
Awarded our largest project to date in Australia, 128MW hybrid solar project

AUSTIN, Texas — November 9, 2022– FTC Solar, Inc. (Nasdaq: FTCI), a leading provider of solar tracker systems, software and engineering services, today announced financial results for the third quarter ended September 30, 2022.

“Third quarter results were in-line with our guidance ranges, and we continue to expect that quarter to represent the low point from which we grow,” said Sean Hunkler, FTC Solar President and Chief Executive Officer. While the U.S. market recovery has been slower than expected, as customers continue to struggle to obtain imported solar modules amid UFLPA-related reviews, our international presence continues to grow, and our efforts to further strengthen our competitive position through this downturn have progressed quite well.

“Our goal through this downturn has simply been to best position the company for the coming recovery, and we continued to make good progress this quarter, including, launching a new 1P tracker to expand our served market, launching a new solution for U.S. sourced thin-film modules which fills a gap in our offering, entering several new international markets and growing our project pipeline to a new record high.

“There are a few key takeaways I would point investors to this quarter, including:

•
Our total backlog2 continues to grow nicely and is approaching the $1 billion mark at $961 million;
•
Of the $203 million of backlog we added in the last three months, $165 million is not expected to be impacted by UFLPA;
•
We continue to believe we're on track for double-digit gross margins as our revenue recovers; and
•
Our liquidity position is stable, ending the quarter with $50 million in cash on the balance sheet, a $100 million undrawn revolver and no debt.

“While we can’t control the pace of recovery from UFLPA-related module delays, we believe the actions we have taken through this downturn have made the company significantly stronger. In addition, we believe that many of our recent achievements should also help mitigate future impacts from UFLPA. Overall, we see significant long-term growth opportunities ahead for the market, and believe we are poised to once-again outpace the market when the module market normalizes.”

Summary Financial Performance: Q3 2022 compared to Q3 2021

	GAAP		Non-GAAP
	Three months ended September 30,
(in thousands, except per share data)	2022	2021	2022	2021
Revenue	$16,572	$52,989	$16,572	$52,989
Gross margin percentage	(57.4%)	(15.2%)	(49.8%)	(14.5%)
Total operating expenses	$17,179	$14,731	$9,147	$8,412
Loss from operations(a)	$(26,694)	$(22,770)	$(17,734)	$(16,091)
Net loss	$(25,636)	$(22,915)	$(17,748)	$(16,313)
Diluted loss per share	$(0.25)	$(0.24)	$(0.17)	$(0.17)
(a) Adjusted EBITDA for Non-GAAP

Total third quarter revenue was $16.6 million, in line with our prior guidance range. This revenue level reflects the lower demand environment in the U.S., as customers struggle to navigate the regulatory environment and get line of sight to solar modules. This revenue level represents a decrease of 46.1% compared to the prior quarter and a decrease of 69% year-over-year, driven by lower volume and partially offset by a higher ASP.

GAAP gross loss was $9.5 million, or 57.4% of revenue, compared to $6.5 million, or 21.2% of revenue in the prior quarter. Non-GAAP gross loss was $8.2 million or 49.8% of revenue. The result for this quarter compares to a non-GAAP gross loss of $7.7 million in the prior-year period, with the difference driven primarily by lower product revenue, partially offset by improved logistics margin.

GAAP operating expenses were $17.2 million. On a non-GAAP basis, excluding stock-based compensation and certain other expenses, operating expenses were $9.1 million, compared to $8.4 million in the year-ago quarter. The year-over-year increase was driven primarily by necessary growth in staffing, and other costs related to public company requirements.

GAAP net loss was $25.6 million or $0.25 per share, compared to a loss of $25.7 million or $0.26 per share in the prior quarter, and compared to a net loss of $22.9 million or $0.24 per share in the year-ago quarter. Adjusted EBITDA loss, which excludes approximately $7.9 million, including stock-based compensation expense, certain consulting and legal fees, severance and other non-cash items, was $17.7 million. This result compares to an Adjusted EBITDA loss of $17.7 million in the prior quarter and $16.1 million in the year-ago quarter.

Contracted and awarded orders2 as of November 9 were $961 million with expected delivery dates in 2022 and beyond. This includes the addition of $203 million since the company's last update as of August 9, 2022.

Outlook

Fourth Quarter

For the fourth quarter, while our U.S. customers are seeing some signs of improvement in the module market, the pace of recovery is slower than previously expected, and customers largely continue to hold orders pending module availability. As a result, while we continue to expect the third quarter to be the low-water mark in terms of revenue and margin, and expect strong sequential growth of 40-60%, our fourth quarter revenue target is lower than our previous target, with that change flowing down through adjusted EBITDA.

Beyond Q4

While we are still looking for incremental clarity on how much module supply will be available to customers, we expect to see continued sequential revenue improvement in the first quarter of 2023, along with continued margin improvement.

Overall, we continue to believe the ingredients are in place for a strong year for the industry in 2023.We believe FTC Solar is well-positioned to quickly respond to pent-up customer demand, benefit from continued cost reduction efforts and resume our strong growth trajectory – with our growth rate moderated only by our customers’ ability to obtain solar modules.

(in millions)	3Q '22 Guidance	3Q '22 Actual	4Q '22 Guidance
Revenue	$16.5 - $19.0	$16.6	$23 - $27
Non-GAAP Gross Profit	$(8.3) - $(3.8)	$(8.2)	$(3.5) - $0.0
Non-GAAP Gross Margin	(50%) - (20%)	(49.8%)	(15%) - 0%
Non-GAAP operating expenses	$10 - $11	$9.1	$10 - $11
Non-GAAP adjusted EBITDA	$(19) - $(14)	$(17.7)	$(14.5) - $(10.0)

Third quarter 2022 Earnings Conference Call

FTC Solar’s senior management will host a conference call for members of the investment community at 8:30 a.m. E.T. today, during which the company will discuss its third quarter results, its outlook and other business items. This call will be webcast and can be accessed within the Investor Relations section of FTC Solar's website at investor.ftcsolar.com. A replay of the conference call will also be available on the website for 30 days following the webcast.

1. The term ‘pipeline’ refers to the total amount of uncontracted projects in the solar energy market to which the company has visibility as a potential sale opportunity for its trackers. The size of our pipeline does not guarantee future sales results or revenues, which will depend on our ability to convert pipeline opportunities to binding sales orders.

2. The term ‘backlog’ refers to the combination of our executed contracts and awarded orders, which are orders that have been documented and signed through a contract, where we are in the process of documenting a contract but for which a contract has not yet been signed, or that have been awarded in writing or verbally with a mutual understanding that the order will be contracted in the future. In the case of certain projects, including those that are scheduled for delivery on later dates, we have not locked in binding pricing with customers and we instead use estimated average selling price to calculate the revenue included in our contracted and awarded orders for such projects. Actual revenue for these projects could differ once contracts with binding pricing are executed, and there is also a risk that a contract may never be executed for an awarded but uncontracted project, thus reducing anticipated revenues. Please refer to our SEC filings, including our Form 10-K, for more information on our contracted and awarded orders, including risk factors.

About FTC Solar Inc.

Founded in 2017 by a group of renewable energy industry veterans, FTC Solar is a leading provider of solar tracker systems, technology, software, and engineering services. Solar trackers significantly increase energy production at solar power installations by dynamically optimizing solar panel orientation to the sun. FTC Solar’s innovative tracker designs provide compelling performance and reliability, with an industry-leading installation cost-per-watt advantage.

Forward-Looking Statements

This press release contains forward looking statements. These statements are not historical facts but rather are based on our current expectations and projections regarding our business, operations and other factors relating thereto. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. You should not rely on our forward-looking statements as predictions of future events, as actual results may differ materially from those in the forward-looking statements because of several factors, including those described in more detail above and in our filings with the U.S. Securities and Exchange Commission, including the section entitled “Risk Factors” contained therein. FTC Solar undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations, except as required by law.

FTC Solar Investor Contact:

Bill Michalek
Vice President, Investor Relations
FTC Solar
T: (737) 241-8618
E: IR@FTCSolar.com

FTC Solar Media Contact:

Scott Deitz
On behalf of FTC Solar
T: (336) 908-7759

# # #

FTC Solar, Inc.

Condensed Consolidated Statements of Comprehensive Loss

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except shares and per share data)	2022	2021	2022	2021
Revenue:
Product	$3,543	$45,582	$43,677	$137,799
Service	13,029	7,407	53,169	31,005
Total revenue	16,572	52,989	96,846	168,804
Cost of revenue:
Product	11,411	48,090	62,800	146,964
Service	14,676	12,938	59,360	45,810
Total cost of revenue	26,087	61,028	122,160	192,774
Gross profit (loss)	(9,515)	(8,039)	(25,314)	(23,970)
Operating expenses
Research and development	2,126	2,116	7,538	9,653
Selling and marketing	1,994	2,224	6,893	6,421
General and administrative	13,059	10,391	39,966	63,217
Total operating expenses	17,179	14,731	54,397	79,291
Loss from operations	(26,694)	(22,770)	(79,711)	(103,261)
Interest expense, net	(160)	(301)	(882)	(515)
Gain from disposal of investment in unconsolidated subsidiary	1,408	210	1,745	20,829
Gain (loss) on extinguishment of debt	—	—	—	790
Other income (expense)	(341)	(13)	(249)	(59)
Income (loss) from unconsolidated subsidiary	—	—	—	(354)
Loss before income taxes	(25,787)	(22,874)	(79,097)	(82,570)
(Provision) benefit for income taxes	151	(41)	(15)	(137)
Net loss	(25,636)	(22,915)	(79,112)	(82,707)
Other comprehensive income (loss):
Foreign currency translation adjustments	(474)	3	(357)	9
Comprehensive loss	$(26,110)	$(22,912)	$(79,469)	$(82,698)
Net loss per share:
Basic	$(0.25)	$(0.24)	$(0.79)	$(1.00)
Diluted	$(0.25)	$(0.24)	$(0.79)	$(1.00)
Weighted-average common shares outstanding:
Basic	102,164,455	94,596,519	100,642,126	82,677,824
Diluted	102,164,455	94,596,519	100,642,126	82,677,824

FTC Solar, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except shares and per share data)	September 30, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$49,820	$102,185
Accounts receivable, net	52,929	107,548
Inventories	17,305	8,860
Prepaid and other current assets	12,458	17,186
Total current assets	132,512	235,779
Operating lease right-of-use assets	1,397	1,733
Property and equipment, net	1,731	1,582
Intangible assets, net	1,215	—
Goodwill	7,327	—
Other assets	4,300	3,926
Total assets	$148,482	$243,020
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$26,946	$39,264
Accrued expenses	19,617	47,860
Income taxes payable	430	47
Deferred revenue	4,910	1,421
Other current liabilities	9,576	4,656
Total current liabilities	61,479	93,248
Operating lease liability, net of current portion	996	1,340
Deferred income taxes	—	—
Other non-current liabilities	4,479	5,566
Total liabilities	66,954	100,154
Commitments and contingencies
Stockholders’ equity
Preferred stock par value of $0.0001 per share, 10,000,000 shares authorized; none issued as of September 30, 2022 and December 31, 2021	—	—
Common stock par value of $0.0001 per share, 850,000,000 shares authorized; 103,044,324 and 92,619,641 shares issued and outstanding as of September 30, 2022 and December 31, 2021	10	9
Treasury stock, at cost; 10,762,566 shares as of September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	310,212	292,082
Accumulated other comprehensive income (loss)	(350)	7
Accumulated deficit	(228,344)	(149,232)
Total stockholders’ equity	81,528	142,866
Total liabilities and stockholders’ equity	$148,482	$243,020

FTC Solar, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine months ended September 30,
(in thousands)	2022	2021
Cash flows from operating activities
Net loss	$(79,112)	$(82,707)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation	11,147	58,531
Depreciation and amortization	582	95
Loss from sale of property and equipment	183	—
Amortization of debt issue costs	526	288
Provision for obsolete and slow-moving inventory	129	—
Loss from unconsolidated subsidiary	—	354
Gain from disposal of investment in unconsolidated subsidiary	(1,745)	(20,829)
Gain on extinguishment of debt	—	(790)
Warranty provision	7,374	2,118
Warranty recoverable from manufacturer	(299)	(484)
Bad debt expense	1,138	83
Deferred income taxes	(331)	—
Lease expense and other	550	—
Impact on cash from changes in operating assets and liabilities:
Accounts receivable, net	53,481	(30,017)
Inventories	(8,574)	(9,590)
Prepaid and other current assets	4,948	(16,609)
Other assets	(661)	180
Accounts payable	(11,867)	(535)
Accruals and other current liabilities	(25,507)	21,243
Accrued interest – related party debt	—	(207)
Deferred revenue	3,489	(13,374)
Other non-current liabilities	(4,188)	904
Lease payments and other, net	(348)	(1,068)
Net cash used in operating activities	(49,085)	(92,414)
Cash flows from investing activities:
Purchases of property and equipment	(814)	(778)
Proceeds from sale of property and equipment	86	—
Acquisitions, net of cash acquired	(5,093)	—
Proceeds from disposal of investment in unconsolidated subsidiary	1,745	22,332
Net cash provided by (used in) investing activities	(4,076)	21,554
Cash flows from financing activities:
Repayments of borrowings	—	(1,000)
Repurchase and retirement of common stock held by related parties	—	(54,155)
Offering costs paid	—	(5,942)
Deferred financing costs for revolving credit facility	—	(2,077)
Proceeds from stock issuance	—	241,314
Proceeds from stock option exercises	788	—
Net cash provided by financing activities	788	178,140
Effect of exchange rate changes on cash, cash equivalents and restricted cash	8	9
Net increase (decrease) in cash, cash equivalents and restricted cash	(52,365)	107,289
Cash, cash equivalents and restricted cash at beginning of period	102,185	33,373
Cash, cash equivalents and restricted cash at end of period	$49,820	$140,662

Supplemental disclosures of cash flow information:
Purchases of property and equipment included in ending accounts payable and accruals	$27	$40
Commencement of new operating leases	$—	$1,513
Cash paid during the period for third party interest	$657	$332
Cash paid during the period for taxes, net of refunds	$119	$—

Notes to Reconciliations of Non-GAAP Financial Measures to Nearest Comparable GAAP Measures

We present Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS as supplemental measures of our performance. We define Adjusted EBITDA as net loss plus (i) income tax (benefit) or expense, (ii) interest expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) amortization of debt issuance costs, (vi) stock-based compensation (vii) gain on extinguishment of debt, (viii) gain from disposal of our investment in an unconsolidated subsidiary, (ix) non-routine legal fees, (x) severance, (xi) other costs and (xii) loss from unconsolidated subsidiary. We define Adjusted net loss as net loss plus (i) amortization of intangibles, (ii) amortization of debt issuance costs (iii) stock-based compensation, (iv) gain on extinguishment of debt, (v) gain from disposal of our investment in an unconsolidated subsidiary, (vi) non-routine legal fees, (vii) severance, (viii) other costs, (ix) loss from unconsolidated subsidiary and (x) income tax expense of adjustments. Adjusted EPS is defined as Adjusted Non-GAAP net loss per share using our weighted average basic and diluted shares outstanding.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS are intended as supplemental measures of performance that are neither required by, nor presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We present these non-GAAP measures, many of which are commonly used by investors and analysts, because we believe they assist those investors and analysts in comparing our performance across reporting periods and on an ongoing basis, as well as against other entities, by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA, Adjusted Non-GAAP net loss and Adjusted EPS to evaluate the effectiveness of our business strategies.

Non-GAAP gross profit (loss), Non-GAAP operating expense, Adjusted EBITDA, Adjusted net loss and Adjusted EPS should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP and you should not rely on any single financial measure to evaluate our business. These Non-GAAP financial measures, when presented, are reconciled to the most closely applicable GAAP measure as disclosed below.

The following table reconciles Non-GAAP gross profit (loss) to the most closely related GAAP measure for the three and nine months ended September 30, 2022 and 2021, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except percentages)	2022	2021	2022	2021
GAAP revenue	$16,572	$52,989	$96,846	$168,804
GAAP gross profit (loss)	$(9,515)	$(8,039)	$(25,314)	$(23,970)
Depreciation expense	116	31	272	47
Stock-based compensation	1,153	342	2,521	7,571
Severance	—	—	—	295
Other costs	—	—	102	165
Non-GAAP gross profit (loss)	$(8,246)	$(7,666)	$(22,419)	$(15,892)
Non-GAAP gross margin percentage	(49.8%)	(14.5%)	(23.1%)	(9.4%)

The following table reconciles Non-GAAP operating expenses to the most closely related GAAP measure for the three and nine months ended September 30, 2022 and 2021, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP operating expenses	$17,179	$14,731	$54,397	$79,291
Depreciation expense	(66)	(22)	(175)	(48)
Amortization expense	(135)	—	(135)	—
Stock-based compensation	(6,354)	(5,039)	(12,734)	(50,960)
Non-routine legal fees	(842)	(988)	(5,742)	(1,778)
Severance	(311)	—	(1,037)	—
Other (costs) credits	(324)	(270)	(1,802)	(2,956)
Non-GAAP operating expenses	$9,147	$8,412	$32,772	$23,549

The following table reconciles Non-GAAP Adjusted EBITDA to the related GAAP measure of loss from operations for the three and nine months ended September 30, 2022 and 2021, respectively:

	Three months ended September 30,		Nine months ended September 30,
(in thousands)	2022	2021	2022	2021
GAAP loss from operations	$(26,694)	$(22,770)	$(79,711)	$(103,261)
Depreciation expense	182	53	447	95
Amortization expense	135	—	135	—
Stock-based compensation	7,507	5,381	15,255	58,531
Non-routine legal fees	842	988	5,742	1,778
Severance	311	—	1,037	295
Other costs	324	270	1,904	3,121
Other income (expense)	(341)	(13)	(249)	(59)
Adjusted EBITDA	$(17,734)	$(16,091)	$(55,440)	$(39,500)

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the three months ended September 30, 2022 and 2021, respectively:

	Three months ended September 30,
	2022		2021
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(25,636)	$(25,636)	$(22,915)	$(22,915)
Reconciling items -
Provision for income taxes	(151)	—	41	—
Interest expense, net	160	—	301	—
Amortization of debt issue costs in interest expense	—	177	—	173
Depreciation expense	182	—	53	—
Amortization of intangibles	135	135	—	—
Stock-based compensation	7,507	7,507	5,381	5,381
Gain from disposal of investment in unconsolidated subsidiary(a)	(1,408)	(1,408)	(210)	(210)
Non-routine legal fees(b)	842	842	988	988
Severance(c)	311	311	—	—
Other costs(d)	324	324	270	270
Adjusted Non-GAAP amounts	$(17,734)	$(17,748)	$(16,091)	$(16,313)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.17)	N/A	$(0.17)
Diluted	N/A	$(0.17)	N/A	$(0.17)

Weighted-average common shares outstanding:
Basic	N/A	102,164,455	N/A	94,596,519
Diluted	N/A	102,164,455	N/A	94,596,519

(a) Our management excludes the gain from current year collections of contingent contractual amounts arising from the sale in 2021 of our investment in our unconsolidated subsidiary when evaluating our operating performance.

(b) Non-routine legal fees represent legal fees and other costs incurred for matters that were not ordinary or routine to the operations of the business.

(c) Severance costs were incurred related to agreements with certain executives due to restructuring changes.

(d) Other costs include installment payments in both periods relating to a CEO transition event that occurred in 2021, as well as professional services associated with our IPO and a registration statement filing.

The following table reconciles Non-GAAP Adjusted EBITDA, Adjusted net loss and Adjusted EPS to the related GAAP measure of net loss for the nine months ended September 30, 2022 and 2021, respectively:

	Nine months ended September 30,
	2022		2021
(in thousands, except shares and per share data)	Adjusted EBITDA	Adjusted Net Loss	Adjusted EBITDA	Adjusted Net Loss
Net loss per GAAP	$(79,112)	$(79,112)	$(82,707)	$(82,707)
Reconciling items -
Provision for income taxes	15	—	137	—
Interest expense, net	882	—	515	—
Amortization of debt issue costs in interest expense	—	526	—	288
Depreciation expense	447	—	95	—
Amortization of intangibles	135	—	—	—
Stock-based compensation	15,255	15,255	58,531	58,531
Gain from disposal of investment in unconsolidated subsidiary(a)	(1,745)	(1,745)	(20,829)	(20,829)
Gain on extinguishment of debt	—	—	(790)	(790)
Non-routine legal fees(b)	5,742	5,742	1,778	1,778
Severance(c)	1,037	1,037	295	295
Other costs(d)	1,904	1,904	3,121	3,121
Loss from unconsolidated subsidiary(a)	—	—	354	354
Income tax benefit attributable to adjustments	—	—	—	(3)
Adjusted Non-GAAP amounts	$(55,440)	$(56,393)	$(39,500)	$(39,962)

Adjusted Non-GAAP net loss per share (Adjusted EPS):
Basic	N/A	$(0.56)	N/A	$(0.48)
Diluted	N/A	$(0.56)	N/A	$(0.48)

Weighted-average common shares outstanding:
Basic	N/A	100,642,126	N/A	82,677,824
Diluted	N/A	100,642,126	N/A	82,677,824

(a) Our management excludes the gain from current year collections of contingent contractual amounts arising from the sale in 2021 of our investment in our unconsolidated subsidiary, as well as the gain from the 2021 sale, when evaluating our operating performance, along with the loss from operations of our unconsolidated subsidiary prior to the sale.

(b) Non-routine legal fees represent legal fees and other costs incurred for matters that were not ordinary or routine to the operations of the business.

(c) Severance costs were incurred related to agreements with certain executives due to restructuring changes.

(d) Other costs include certain amounts related to our 2022 acquisition of HX Tracker, as well as costs attributable to settlement of stock-based compensation awards in 2022 resulting from our IPO, shareholder follow-on registration costs pursuant to our IPO, installment payments relating to a CEO transition event that occurred in 2021 and professional services associated with our IPO and a registration statement filing. Other costs during 2021 also include consulting fees in connection with operations and finance and costs associated with our IPO.